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                                                                    Exhibit 23.3



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Private and confidential
The Directors
ParthusCeva Inc.
2033 Gateway Place
San Jose
California 95110-1002



Dear Sirs

ParthusCeva Inc.

We consent to the incorporation by reference in the registration statement to be filed on November 27, 2002 on Form S-8 of ParthusCeva Inc. of our report dated January 25, 2002 with respect to the consolidated balance sheets of Parthus Technologies plc as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the registration statement on Form S-1 of ParthusCeva, Inc. (No. 333-97353), dated July 30, 2002, as amended.

Yours faithfully

/s/ KPMG

KPMG

Dublin, Ireland
November 27, 2002